EXHIBIT 10.15
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT is made this 31st day of July, 2007 by and between TRIAD FINANCIAL CORPORATION, a California corporation (the “Company”), and CARL B. WEBB (“Consultant”).
     WHEREAS, Consultant has submitted his resignation from the Company as President and Chief Executive Officer effective June 6, 2007: and
     WHEREAS, Consultant will continue to participate in the management of the Company by, among other things, assuming a position as Co-Chairman of the Board of Directors of the Company in a non-executive officer, non-employee capacity; and
     WHEREAS, the parties wish to memorialize the relationship in the form of a consulting arrangement and wish to reduce such arrangement to writing.
     NOW, THEREFORE, in consideration of the foregoing, and the mutual undertakings contained in this Agreement, the parties agree as follows:
     SECTION 1. TERM.
(a)	The initial term of this Agreement (“Term”) shall begin on the August 1, 2007 and shall end on July 31, 2010, unless earlier terminated under the provisions of Section 13 of this Agreement.

(b)	This Agreement will be automatically renewed for additional one-year periods unless either party provides the other with notice of its intent to terminate the Agreement on or before the 60th day prior to the termination of the Agreement, as renewed and extended hereby.
     SECTION 2. ENGAGEMENT. The Company hereby retains Consultant to provide the services described in Attachment A hereto. Consultant’s principal point of contact will be with Daniel D. Leonard, the President and Chief Executive Officer of the Company.
     SECTION 3. PLACE OF ENGAGEMENT. Consultant shall perform the services called for under this Agreement at North Richland Hills, Texas, or at such places and at such times as the Company may reasonably require.
     SECTION 4. CONSULTING COMPENSATION. For and in consideration of the consulting services to be performed by Consultant and the further covenants and agreements made by him under this Agreement, the Company shall, for the Term hereof, provided Consultant is not in default under this Agreement:
     (a) pay to Consultant from the beginning date of the Term of this Agreement through July 31, 2010, basic monthly compensation of $20,833.33, to be paid monthly in arrears, on the last day of each month, commencing on August 31, 2007;

     (b) pay to Consultant such other and further compensation as the Compensation Committee of the Board of Directors of the Company may from time to time determine; and
     (c) reimburse Consultant for reasonable and necessary expenses incurred in connection with his consulting work.
     SECTION 5. CONSULTANT’S SERVICES; ACKNOWLEDGEMENT OF DUTY OF LOYALTY. Consultant agrees to perform such reasonable services as may be requested from time to time during the Term of this Agreement by the Company’s President and Chief Executive Officer. Consultant agrees to make himself available at all reasonable times to perform such services during the Term of this Agreement. Consultant acknowledges his duty of loyalty to the Company and covenants to conduct himself in accordance with such duty during the Term of this Agreement.
     SECTION 6. OTHER EMPLOYMENT. The parties acknowledge that Consultant will have other employment during the Term of this Agreement.
     SECTION 7. WITHHOLDING. Consultant acknowledges that he will have sole responsibility for the payment of all federal, state and local estimated, withholding and employment taxes arising out of his relationship with the Company and the performance of the services to be provided pursuant hereto. Consultant acknowledges and agrees that the Company will not withhold on his behalf any sums for income tax, unemployment insurance, Social Security or any other withholding pursuant to any law or requirement of any governmental body. Each and every one of such payments and withholdings is the sole responsibility of Consultant. Consultant agrees to indemnify and hold the Company harmless from any and all loss or liability arising with respect to the failure of Company to withhold or make such payments and withholdings. In the event the United States Internal Revenue Service (“IRS”) or any other governmental entity should question or challenge the worker status of Consultant under this Agreement, Consultant shall notify the Company of any such inquiry or challenge. Consultant and the Company agree that both parties shall have the right to participate in any discussion or negotiation occurring with the IRS or such other governmental entity, regardless of who initiates such discussions or negotiations, and each party shall notify the other in advance of any planned meeting or discussion.
     SECTION 8. STOCK OPTIONS. During his tenure as President and Chief Executive Officer of the Company, Consultant was granted, pursuant to that certain Non-Qualified Stock Option Agreement dated March 10, 2006 (the “Option Agreement”), the option to purchase up to 500,000 shares of Triad Holdings, Inc., the parent corporation of the Company, pursuant to the Triad Holdings Inc. 2005 Long Term Incentive Plan. Consultant’s resignation shall have no effect on the Option Agreement or the vesting schedule set forth therein. Any unvested options shall continue to vest in accordance with the terms contained in the Option Agreement, unless such Option Agreement is terminated in accordance with the terms contained in Section 3 therein.
     SECTION 9. RESTRICTIVE COVENANT. Consultant covenants and agrees that he will not, during the Term of this Agreement, as the same may be extended from time to time, and for a period of two years thereafter, engage as a principal, employee, agent, consultant, independent contractor or in any capacity whatsoever with a Competitor of the Company, except with the prior written consent of the Company, which consent will not be unreasonably withheld. For this purpose, “Competitor” shall mean and be limited to either of a finance company or a financial institution, the principal business of which is the purchase of retail installment contracts secured by motor vehicles, or the lending of money directly to borrowers for the purpose of purchasing or refinancing a motor vehicle. In addition to any other rights or remedies available to the Company on breach of this covenant, the Company shall be entitled to enforcement hereof by court injunction. Consultant acknowledges his duty of loyalty to the Company and covenants and agrees that he will not, during the Term of this Agreement, knowingly engage in any activity which would be detrimental or adverse to the interests of the Company.
     SECTION 10. NON-DISCLOSURE OF PROPRIETARY INFORMATION. Consultant acknowledges that he possesses substantial proprietary information which is or may become valuable assets of the Company, and that he may obtain knowledge of additional such proprietary information during the term of this Agreement. Consultant hereby covenants and agrees that he will not on any occasion, during or after the Term of this Agreement, disclose any such non-public proprietary information to any person except upon the express written authorization of the Company.
     SECTION 11. RELEASE AND INDEMNIFICATION. The Company shall indemnify Consultant to the fullest extent permitted by the laws of the state of Texas, the Articles of Incorporation, or the Bylaws of the Company in effect as of the date of this Agreement and from time to time thereafter against all claims, losses, damages, costs, charges and expenses whatsoever incurred or sustained by Consultant in connection with any action, suit or proceeding to which Consultant may be made a party by reason of the services performed by Consultant pursuant to this Agreement. The Company will, upon request by Consultant, promptly advance or pay any amounts for costs, charges or expenses (including, but not limited to, reasonable legal fees and expenses incurred by counsel retained by Consultant) in respect of his right to indemnification hereunder, subject to a later determination as to Consultant’s ultimate right to receive such payment. Consultant’s rights under this Agreement shall be in addition to, and not in lieu of, any other rights Consultant may have to indemnification by the Company. The indemnity provided hereunder shall continue in full force and effect after the termination or expiration of this Agreement.
     SECTION 13. DEFAULT AND TERMINATION. A failure by Consultant to perform such services as may be reasonably requested of him pursuant to this Agreement or a breach by Consultant of any covenant or agreement contained herein shall constitute a default by Consultant. In the event of such default, the Company shall, in addition to any right or remedy available to it at law or in equity, have the right to immediately terminate this Agreement by written notice to Consultant. Upon any such termination, the Company shall not be obligated to make any further payments pursuant to this Agreement.
     SECTION 14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter to which it pertains. Any and all other agreements, representations and understandings of the parties shall be deemed merged into this Agreement.

     SECTION 15. GOVERNING LAW. This Agreement is made in and shall be governed, construed and enforced in accordance with the laws of the State of Texas.
          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this 31ST day of July, 2007.

TRIAD FINANCIAL CORPORATION
By:	/s/ Daniel D. Leonard
Title:	Daniel D. Leonard
President& Chief Executive Officer

/s/ Carl B. Webb
Carl B. Webb

ATTACHMENT “A”
Scope of Services for Carl B. Webb
As consideration for the consideration paid and to be paid by the Company in accordance with the Consulting Agreement, Consultant agrees to perform, by way of example, the following tasks for or on behalf of the Company.
1.	Consult with the President and Chief Executive Officer on a regular basis concerning all aspects of the Company’s business, including, without limitation, originations, servicing cost of funds and other operations.

2.	Consult with other members of the senior management team of the company on their various fields of responsibility.

3.	Take part in weekly management meetings among the senior managers of the Company.

4.	Attend monthly meetings to review the previous month’s performance and results.

5.	Attend, as requested by the members of the Board, meetings of the Compensation Committee, Audit Committee or other committees authorized by the Board of Directors of the Company to meet from time to time.

6.	Advise senior management on the organization and topics to be addressed during the meetings of the Board of Directors of the Company.